Exhibit 99.3

KCM INDUSTRY CO., LTD. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of KCM INDUSTRY Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of KCM INDUSTRY Co., Ltd. (the “Company”) as of December 31, 2025, and the related statement of operations and comprehensive loss for the year ended December 31, 2025, and statement of cash flows and changes in stockholders’ deficit for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s decline in sales associated with the business and net loss and negative cash flows from operations in the current period raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions, and management’s plans regarding those matters, are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2025.

Glastonbury, Connecticut

March 31, 2026

Report of Independent Auditors

The Shareholders and Board of Directors

KCM Industry Co., Ltd.

Opinion

We have audited the financial statements of KCM Industry Co., Ltd. (the “Company”), which comprise the balance sheet as of December 31, 2024, and the related statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company has incurred a net loss, has a negative working capital, and has stated that these events or conditions indicate that a material uncertainty exists that casts significant doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea

April 21, 2025

KCM INDUSTRY Co., Ltd.
Balance Sheets
As of December 31, 2025, and 2024
(in US dollars)

	Notes	December 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents	1	$47,964	4,541
Trade accounts receivable (Related party)	2,3,19	694,885	295,000
Non-trade account receivable	4	17,423	—
Non-trade account receivable (Related party)	4,19	—	153,000
Inventories	5	427,433	1,494,851
Prepaids and other current assets	1	3,362	10,022
Total current assets		1,191,067	1,957,414

Property, plant and equipment, net	7,8,9	2,698,298	2,599,386
Other non-current assets	1	5,874	17,007
Total non-current assets		2,704,172	2,616,393
Total assets		$3,895,239	4,573,807

Liabilities and Stockholders’ (deficit) equity

Liabilities:
Trade accounts payable		$47,535	53,700
Non-trade accounts payable		109,468	95,920
Short-term debt	9	300,718	278,911
Short-term debt (Related party)	9,19	575,650	436,055
Current portion of long-term debt	9	368,074	253,306
Derivative liabilities	6	151,661	—
Current portion of finance lease liabilities	8	22,663	13,948
Current portion of defined severance benefits	16	109,184	55,218
Other current liabilities		44,823	15,955
Total current liabilities		1,729,776	1,203,013

Long-term debt	9	1,857,899	2,053,776
Convertible debt	6,10	—	882,236
Defined severance benefits	16	93,466	64,972
Long-term taxes payable	13	33,135	30,378
Finance lease liabilities	8	47,011	45,200
Total non-current liabilities		2,031,511	3,076,562
Total liabilities		3,761,287	4,279,575

KCM INDUSTRY Co., Ltd.
Balance Sheets — (Continued)
As of December 31, 2025, and 2024
(in US dollars)

	Notes	December 31, 2025	December 31, 2024
Mezzanine equity:
Redeemable convertible preferred stock		1,106,583	—
Total mezzanine equity		1,106,583	—

Stockholders’ (deficit) equity:
Common stock, KRW 5,000 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares as of December 31, 2025, and 2024	15	73,174	73,174
Retained earnings (Accumulated deficit)		(921,048)	303,915
Accumulated other comprehensive loss		(124,757)	(82,857)
Total (deficit) equity		(972,631)	294,232
Total Liabilities and Stockholders’ (deficit) equity		$3,895,239	4,573,807

See accompanying notes to financial statements.

KCM INDUSTRY Co., Ltd.
Statements of Operations
For the years ended December 31, 2025, and 2024
(in US dollars)

	Notes	2025	2024
Net revenues	2	$995	672
Net revenues (Related party)	2,19	1,298,956	115,324
Total net revenues		1,299,951	115,996
Cost of sales		(1,747,812)	(961,893)

Gross loss		(447,861)	(845,897)

Other operating income	14	—	61,718
Other operating expense	14	—	(8,092)
Selling, general, and administrative expenses		(360,540)	(493,427)
Operating loss		(808,401)	(1,285,698)

Other income	19	43,359	4,539
Other expense	19	(733)	(2,359)
Interest income		2,586	2,016
Interest expense		(110,205)	(116,486)
Interest expense(Related party)	19	(24,050)	(10,159)
Gain on foreign currency		4,024	20,258
Loss on foreign currency		(12,221)	—
Loss on derivatives		(153,013)	—
Gain on financial instruments		72,536	—
Loss on financial instruments	6,10	(252,390)	(141,146)
Loss before tax		(1,238,508)	(1,529,035)
Income tax expense	11	2,032	1,741
Loss for the year		$(1,240,540)	(1,530,776)

See accompanying notes to financial statements.

KCM INDUSTRY Co., Ltd.
Statements of Comprehensive Loss
For the years ended December 31, 2025, and 2024
(in US dollars)

	Notes	2025	2024
Loss for the year		$(1,240,540)	(1,530,776)

Other comprehensive loss:
Foreign currency translation adjustments, net of tax		(22,020)	(126,360)
Actuarial (loss) gain on defined severance benefits, net of tax	16	(19,880)	58,646
Total other comprehensive loss		(41,900)	(67,714)
Total comprehensive loss		$(1,282,440)	(1,598,490)

See accompanying notes to financial statements.

KCM INDUSTRY Co., Ltd.
Statements of Changes in Stockholders’ (Deficit) Equity
For the years ended December 31, 2025, and 2024
(in US dollars)

	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
Balances at January 1, 2024	$73,174	—	(15,143)	1,834,691	1,892,722
Loss for the year	—	—	—	(1,530,776)	(1,530,776)
Foreign currency translation adjustments, net of tax	—	—	(126,360)	—	(126,360)
Actuarial gain on defined severance benefits, net of tax	—	—	58,646	—	58,646
Balances at December 31, 2024	$73,174	—	(82,857)	303,915	294,232

Balances at January 1, 2025	$73,174	—	(82,857)	303,915	294,232
Loss for the year	—	—	—	(1,240,540)	(1,240,540)
Accretion of redeemable preferred stock to redemption value	—	—	—	15,577	15,577
Foreign currency translation adjustments, net of tax	—	—	(22,020)	—	(22,020)
Actuarial loss on defined severance benefits, net of tax	—	—	(19,880)	—	(19,880)
Balances at December 31, 2025	$73,174	—	(124,757)	(921,048)	(972,631)

See accompanying notes to financial statements.

KCM INDUSTRY Co., Ltd.
Statements of Cash Flow
For the years ended December 31, 2025, and 2024
(In US dollars)

		2025	2024
Cash flows from operating activities
Loss for the year		$(1,240,540)	(1,530,776)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Inventory write-down adjustment		219,010	827,538
Depreciation and amortization		140,965	141,471
Interest expenses		4,272	10,145
Income taxes		2,032	1,741
Pension benefits provision		72,040	96,791
Loss on derivatives		153,013	—
Loss on valuation of financial instrument		252,390	141,146
Miscellaneous Loss		—	813
Loss on Foreign Exchange Translation		12,221	—
Gain on Disposal of Financial Instrument		(72,536)	—
Gain on Foreign Exchange Translation		—	(20,258)
Interest Income		(2,542)	(1,967)
Non-cash others		(6,389)	8,771
Change in operating assets and liabilities:
Trade accounts receivable		(396,169)	351,911
Non-trade account receivable		(3,754)	(5,613)
Inventories		895,794	(730,418)
Prepaids and other current assets		1,081	(827)
Trade accounts payable		(7,545)	20,977
Non-trade accounts payable		11,301	(13,269)
Defined severance benefits and other		(7,031)	(35,924)
Income taxes payable		45	18,420
Other current liabilities		28,731	(15,678)
Net cash provided by (used in) operating activities:		56,389	(735,006)

Cash flows from investing activities
Proceeds from Short-term financial instruments		—	168,624
Proceeds from disposal of property, plant, and equipment	7	—	59,238
Acquisitions of property, plant, and equipment		(1,020)	(47,655)
Acquisition of Short-term financial instruments		—	(29,326)
Net cash (used in) provided by investing activities:		(1,020)	150,881

Cash flows from financing activities
Proceeds from short-term borrowings		15,117	43,989
Proceeds from short-term borrowings (Related party)		256,641	539,597
Repayment of short-term borrowings (Related party)		(126,563)	(69,649)
Repayment of long-term borrowings		(138,769)	(6,298)
Payment of lease liabilities		(17,817)	(25,017)
Repayment of convertible bonds		(281)	—
Net cash (used in) provided by financing activities:		$(11,672)	482,622

Effect of exchange rate changes on cash and cash equivalents		(274)	(6,506)
Net increase (decrease) in cash and cash equivalents		43,697	(101,503)
Cash and cash equivalents at beginning of year		4,541	112,550
Cash and cash equivalents at end of year		$47,964	4,541

See accompanying notes to financial statements.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

1. Summary of Significant Accounting Policies

(1)	Description of Business

KCM INDUSTRY Co., Ltd. (the Company), established in 2021, specializes in the manufacture and sale of neodymium-iron-boron (“NdFeb”) powder for NdFeb permanent magnets. The Company is one of the companies operating NdFeb Powder manufacture in South Korea. The Company offers diverse types of NdFeb Powder with different magnetic characteristics. The Company is headquartered in Gunsan, South Korea and production takes place at headquarter.

(2)	Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern.

(3)	Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to an incline in sales associated with the business, the Company incurred losses of $1,240,540 for the year ended December 31, 2025. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, deferred tax assets, property, plant, and equipment, inventory, lease liabilities and right-of-use assets, the fair value of convertible debt and derivative liabilities, actuarial valuation of defined severance benefits obligation, income tax uncertainties, and other contingencies.

(5)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(6)	Allowance for Credit Losses

The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off. The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers such as known credit risk or industry trends.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

1. Summary of Significant Accounting Policies (cont.)

The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals, and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Accounts receivable

The Company uses an aging schedule to estimate the allowance for credit losses for accounts receivable. This method categorizes receivables into different groups based on industry and the number of days past due. Past due status is measured based on the number of days since the payment due date. Receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Company determines that the receivables no longer share similar risk characteristic if they are past due balances over 90 days and over a specified amount. The Company evaluates the collectability of accounts receivable with payments that are more than 90 days past due on a basis to determine if any are deemed uncollectible. Accounts receivable balances are deemed uncollectible and written off as a deduction from the allowance after all means of collection have been exhausted (see Note 3, 4).

(7)	Trade Accounts Receivable

Trade accounts receivable is recorded at the invoiced amount, net of an allowance for credit losses and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

(8)	Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the first-in, first-out (FIFO) method for raw materials and the weighted average method for work in progress and finished goods. The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions.

(9)	Revenue Recognition

The Company only has revenue from customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in a cost of goods sold as incurred.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from sales.

The Company’s primary source of revenue is product revenues of Neodymium Powder (NdFeb Powder) for Neodymium Magnet which is used in manufacturing of household appliances and cars. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, no-provision- e.g. rebates or discounts is not provided. The Company provides an assurance type warranties on all of its products, which are not separate performance obligations and are outside the scope of Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2025 and 2024.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

1. Summary of Significant Accounting Policies (cont.)

(10)	Government grants

The Company receives grants from local government agencies and public institutions in relation to employee compensation and salaries that are necessary for the Company’s business activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received. Government grants related to assets are presented in the statement of balance sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government grants related to income are presented to other income (presented in operating income) in the statement of profit or loss. The Company recognized no income-related grants for the year ended December 31, 2025, compared to $61,718 recognized for the year ended December 31, 2024. There were no asset-related grants that the Company recognized in 2025 and 2024.

There is no comprehensive accounting standard under GAAP specifically addressing government grants received by for-profit entities. In the absence of such guidance, the Company has elected to apply an accounting policy by analogy to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, which is commonly accepted in practice under GAAP. The Company believes that this policy appropriately reflects the economic substance of the transactions and enhances comparability with other industry participants.

(11)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful lives of machinery and equipment is 8 years. Furthermore, the estimated useful life of vehicles is 5 years, and that of furniture and fixtures is 8 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded in other income or expense in the statement of operations.

(12)	Leases

The Company has entered into various finance lease agreements for transportation equipment, apartment and office equipment. The Company determines if an arrangement is a lease, or contains a lease, at inception, and records the leases in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component.

The Company has elected not to present short-term leases on the balance sheets if the lease term is 12 months or less at lease inception and the leases do not contain purchase options or renewal terms that the Company are reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise that option. For certain leases we account for the lease and non-lease components as a single lease component.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

1. Summary of Significant Accounting Policies (cont.)

Finance lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Depreciation expenses for finance lease assets are recognized over the lease term and classified as cost of sales or selling, general, and administrative expenses depending on the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the statement of income over the lease term.

(13)	Equipment Maintenance Activities

The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(14)	Other Assets

Prepaids, other current assets and other non-current assets consist of advanced payments, prepaid expenses, prepaid VAT, income tax assets, and leasehold deposits.

(15)	Research and Development and Advertising

Research and development and advertising costs are expensed as incurred. There were no research and development expenses, nor advertising and promotion expenses incurred in both 2024 and 2025.

(16)	Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent that it is more likely than not that sufficient taxable income will be available to realize the related tax benefits.

The Company recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process.

In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.

The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50% of being realized upon ultimate settlement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting company’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU became effective on a prospective basis for the Company for the year-end December 31, 2025. The effect of ASU 2023-09 is reflected in Note 12. Management has concluded that the adoption of this standard will not have a material impact on the Company’s financial statements.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

1. Summary of Significant Accounting Policies (cont.)

(17)	Defined Severance Benefits

The Company has a defined severance benefits plan covering all employees upon their retirement according to the Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate. The Company recognizes defined severance benefits obligation in the balance sheets with a corresponding adjustment to Statements of Operations and Comprehensive Income (Loss). The obligations are measured annually, or more frequently if there is a remeasurement event, based on the measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant high-quality corporate bonds in the market. The Company reviews actuarial assumptions and makes modifications to the assumptions based on current rates and trends when appropriate. The Company has adopted an amortization approach and the net cumulative gain or loss at the beginning of the period in excess of the corridor is amortized into net periodic benefit cost on a straight-line basis over the expected average remaining service period of the employees participating in the plan.

(18)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(19)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal fees incurred in connection with loss contingencies are expensed as incurred.

(20)	Fair Value Measurements

The Company measured the convertible debt and derivative liabilities using fair value options. The Company’s convertible debt has complex provisions, so we believe measuring them at fair value could better explain the characteristics of the financial instrument.

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6):

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

1. Summary of Significant Accounting Policies (cont.)

(21)	Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents” in the Statements of Cash Flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive loss,” a separate component of Stockholders’ (deficit) equity.

(22)	New Accounting Standards and Interpretations Not Yet Adopted

Income Statement (Topic 220) Reporting Comprehensive Income — Expense Disaggregation Disclosures

In November 2024, the FASB issued ASU 2024-03, which becomes effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The standard requires to disclose disaggregated information about certain income statement expense line items. The Company does not expect the standard to have a material effect on its financial statements and has begun evaluating disclosure presentation alternatives.

Debt — Debt with Conversion and Other Options (Subtopic 470-20)

In November 2024, the FASB issued ASU 2024-04, which becomes effective for annual reporting periods beginning after December 15, 2025, and interim periods within annual reporting periods. Early adoption is permitted for entities that have adopted the amendments in Update 2020-06. The amendments clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The Company is currently assessing the impact of the amendments on its financial statements.

Income Taxes (Topic 740) — Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025 for non-public business entities. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Company does not expect the standard to have a material effect on its financial statements.

The Company has not early adopted any of the forthcoming new or amended accounting standards in preparing these condensed interim financial statements.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company manufactures Neodymium Powder (NdFeb Powder) for Neodymium Magnet which is used in manufacturing of household appliances and cars. The Company’s main products are NdFeb bonded powders with different types of magnetic characteristics.

The Company’s operating segment is a single segment and composes of NdFeb Powder manufacturing segment, and as of the end of the reporting period, assets, and liabilities of the segment are the same as the attached financial statements.

The following table disaggregates revenue by category.

(in US dollars)	2025	2024
Revenue by category
Finished goods(*1)	$1,298,956	72,582
Merchandise & Others(*2)	995	43,414

(*1)	Revenue from sales of NdFeb Powder

(*2)	Revenue other than sales of NdFeb Powder such as sales of rare earth raw materials, other raw materials, etc.

Domestic sales are approximately $1,299,951 (or 100% of total net revenue) and export sales are approximately $0 (or 0% of total net revenue) in 2025. Domestic sales are approximately $73,254 (or 63.2% of total net revenue) in 2024.

Sales to a small number of major customers account for the majority of the Company’s total net revenue. The Company is making efforts to gain new customers by continuously expanding its sales activities not only to domestic magnet manufactures but also to overseas NdFeb Magnet manufactures.

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	2025	2024
Trade accounts receivable by customers
NS World Co., Ltd.	$694,885	295,000

Sales to one direct customer, NS World Co., Ltd., one of the Company’s related parties (See note 19) represented 99.9% ($1,298,956) and 62.6% ($72,582) of total revenue in 2025, and 2024, respectively. In addition, equipment installation service provided to GCM VINA, represented 36.8% ($42,742) of total revenue in 2024.

3. Trade Accounts Receivable

As of December 31, 2025, and 2024, the Company’s trade accounts receivable is attributable entirely to related parties (refer to Note 19). There was no effect in allowance for credit losses for trade accounts receivable.

4. Non-trade account receivable

The Company disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio. Non-trade account receivable consists of accrued revenue and non-trade receivable, which are unsecured.

There was no allowance for credit losses related to non-trade account receivable recorded as of December 31, 2025, and 2024.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

5. Inventories

Details of Inventories as of December 31, 2025, and 2024 are as follows:

(in US dollars)	2025	2024
Merchandise	$23,619	22,109
Raw materials	74,907	87,879
Work in process	518,128	349,210
Write-down of work in process	(365,715)	(156,832)
Work in process, net	152,413	192,378
Finished goods	363,007	1,810,909
Write-down of finished goods	(186,513)	(618,424)
Finished goods, net	176,494	1,192,485
Total	$427,433	1,494,851

The amount of cost from write-down of inventories for the year ended December 31, 2025 is $552,228 and the write-down of inventories recorded for the year ended December 31, 2024 is $775,256. The write-down recognized at the cost of sales is $219,010, and the write-down recognized at the deduction of inventory assets is $223,028. The difference is due to a decrease in valuation allowance resulting from increased sales of goods and the difference in the exchange rate applied.

6. Fair Value Measurements

(1)	Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

Level 2 —	Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

(2)	The following summarizes our financial liabilities that are measured at fair value:

(in US dollars)	Classification	Measurement Level	2025	2024
Convertible debt	Financial liabilities	Level 3	$—	882,236
Dissenting shareholder appraisal rights	Derivative liabilities	Level 3	151,661	—

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

6. Fair Value Measurements (cont.)

(3)	The following table summarizes changes in the convertible debt and dissenting shareholder appraisal rights during 2025 and 2024:

	Convertible debts		Dissenting shareholder appraisal rights
(in US dollars)	2025	2024	2025	2024

Balance as of January 1	$882,236	856,497	-	-
Loss in fair value	252,390	141,146	153,013	-
Gain on extinguishment of Debt	(72,536)	-	-	-
Repayment	(281)	-	-	-
Conversion to redeemable convertible preferred stocks	(1,091,448)	-	-	-
Changes in foreign currency translation	29,639	(115,407)	(1,352)	-

Balance as of December 31	-	882,236	151,661	-

1)	The change in fair value of the convertible debt resulted in a loss of $252,390 and $141,146 for the year ended December 31, 2025, and December 31, 2024, which was recognized in the statements of operations within loss on financial instruments. Convertible debts were converted to redeemable convertible preferred stocks during the year ended December 31, 2025.

2)	As of December 31, 2025, the Company’s derivative liability related to dissenting shareholder appraisal rights (“DSAR put option”) is classified as Level 3 within the fair value hierarchy due to the use of significant unobservable inputs. The change in fair value of the DSAR put option resulted in a loss of $153,013 for the year ended December 31, 2025, which was recognized in the statements of operations within loss on derivatives.

(4)	Convertible debts

1)	The Company estimated the fair value of convertible debts using the Tsiveriotis-Fernandes model with strip and bootstrapping method. The fair value is estimated using Level 3 inputs based on Stock price volatility of similar listed companies.

2)	Quantitative information as of December 31, 2024 for the significant unobservable inputs of convertible debts used to value the company’s liabilities measured at fair value:

	Unobservable Inputs	Assumptions	Factors

December 31, 2024	Volatility	Mean of the annual volatility of proxy companies	45.80%
	Risk neutrality probability, max	Dynamic hedge for each node	47.80%

As of December 31, 2025, there were no liabilities required to be measured at fair value.

3)	For the fair value of the convertible debts, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects in the statement of profit or loss.

	2025		2024
(in US dollars)	Increase	Decrease	Increase	Decrease

Volatility of underlying stock price (+/-10%p)	$-	-	(45,574)	31,791
Underlying stock price (+/- 5%p)	-	-	(33,422)	42,079

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

6. Fair Value Measurements (cont.)

(5)	DSAR put option

The DSAR put option represents a freestanding financial instrument that provides dissenting shareholders with the right to require the Company to repurchase their shares at a predetermined price, contingent on closing of the Share Exchange Agreement described in Note 15.

The fair value of the DSAR put option is determined using a valuation model based on the difference between:

1)	the present value of the expected cash settlement amount (including statutory interest), and

2)	the present value of the underlying share value to be received in a share exchange transaction

The valuation incorporates significant assumptions, including:

1)	expected cash settlement value based on contractual terms and statutory interest rates

2)	estimated fair value of the Company’s shares

3)	probability of occurrence of the underlying transaction

4)	discount rates reflecting the time value of money

Due to the use of significant unobservable inputs, the DSAR put option is classified as a Level 3 financial liability.

(6)	The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, commercial paper notes, accounts payable and accrued expenses, approximate fair value due to their short maturities.

7. Property, plant and equipment

Details of property, plant and equipment as of December 31, 2025, and 2024 are as follows:

	Useful	Initial Cost		Carrying Amount
(in US dollars)	Lives	2025	2024	2025	2024
Land(*1)	—	$1,143,914	1,116,600	1,143,914	1,116,600
Buildings, structures and related equipment(*1)	40	991,073	967,409	908,482	910,975
Machinery and equipment(*1)	8	550,979	537,823	310,221	370,041
Vehicles	5	30,901	30,163	11,411	17,172
Furniture and fixtures	8	117,813	114,014	77,354	88,896
Construction in progress		168,204	20,408	168,205	20,408
Finance lease right-of-use assets	2 – 5	131,410	104,319	78,711	75,294
Total		$3,134,294	2,890,736	2,698,298	2,599,386

(*1)	As of December 31, 2025, land, buildings, machinery, and equipment have been provided as security (with a secured amount of $3,052,478) for long-term debt. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank (refer to Note 9, 18).

Total depreciation for the years ended December 31, 2025, and 2024 were $140,965 and $141,471, respectively.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

8. Leases

The Company has finance leases for certain transportation equipment, apartment and office equipment. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

The Company also has several non-cancellable short-term leases, primarily for an apartment used as dormitories for employees that expire in 12 months.

The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments only. The Company also elected to discount all lease liabilities using an incremental borrowing rate.

The components of lease expense for the years ended December 31, 2025, and 2024 were as follows:

(in US dollars)	2025	2024
Finance lease expense:
Depreciation of right-of-use assets	$25,388	19,645
Interest on lease liabilities	6,981	6,188
Sub-total	32,369	25,833
Short-term lease expense	6,218	12,898
Total	$38,587	38,731

Amounts presented in the balance sheets as of December 31, 2025, and 2024 were as follows:

(in US dollars)	2025	2024
Finance Leases:
Finance lease right-of-use assets	$131,410	104,319
Less: Accumulated amortization assets	(52,699)	(29,025)
Property, plant and equipment, net	$78,711	75,294
Long-term finance lease liabilities	$47,011	45,200
Current portion of finance lease liabilities	22,663	13,948
Total	$69,674	59,148

Other information related to leases as of December 31, 2025, and 2024 were as follows:

(in US dollars)	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for finance leases	$24,798	25,017
Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$24,539	35,360
Weighted average remaining lease term:
Finance leases	3.14 years	2.78 years

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

8. Leases (cont.)

Maturities of lease liabilities under noncancellable leases as of December 31, 2025 are as follows:

(in US dollars)	2025 Finance leases
2026	$28,676
2027	25,274
2028	16,262
2029	8,101
2030	2,215
Total undiscounted lease payments	80,528
Less imputed interest	(10,854)
Total lease liabilities	$69,674

9. Debt

(1)	Short-Term debt

Details of carrying amounts of short-term debts as of December 31, 2025, and 2024 are as follows:

(in US dollars) Maturity Date	Interest rate (%)	Borrowing Limit		2025	2024
Sep. 2026	4.6	436,267	(*1)	$436,267	436,055
Jun. 2026	4.6	41,815		41,815	40,816
Mar. 2026	0.0	14,984		14,984	—
May. 2026	6.0	139,383		139,383	—
Oct. 2026	9.5	243,919		243,919	238,095
Total short-term debt				$876,368	714,966

(*1)	This represents working capital loan borrowed from the Company’s CEO and employees.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

9. Debt (cont.)

(2)	Current portion of long-term debt

Details of carrying amounts of current portion of long-term debts as of December 31, 2025, and 2024 are as follows:

(in US dollars) Description(*1)	Maturity Date	Interest Rate (%)	Borrowing Limit	2025	2024
Operating Funds Loan	Oct. 2026	12.0	$139,383	$121,960	136,054
Operating Funds Loan	Jan. 2026 – Dec. 2026	2.87	69,691	23,165	22,612
Operating Funds Loan	Jan. 2026 – Dec. 2026	2.92	348,456	116,077	94,640
Facility Funds Loan	Aug. 2026 – Dec. 2026	2.54 – 3.61	1,533,208	106,872	—
Total current portion of long-term debt				368,074	253,306

(*1)	The debt has been classified as current portion of long-term debt because it matures less than 12 months.

(3)	Long-Term Debt

Details of carrying amounts of long-term debt as of December 31, 2025, and 2024 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	2025	2024
Facility Funds Loan(*1, 2, 3)	Sep. 2027 – Jul. 2030	3.61	$1,533,208	$1,184,752	1,156,463
Facility Funds Loan(*1, 2, 3)	Mar. 2027 – Sep. 2032	2.54	627,221	627,221	612,245
Operating Funds Loan(*1)	Oct. 2026	12.0	139,383	121,960	136,054
Operating Funds Loan	Sep. 2027	2.87	69,691	40,539	62,184
Operating Funds Loan	Feb. 2028	2.92	348,456	251,501	340,136
Total principal long-term debt				$2,225,973	2,307,082
Less: current portion of long-term debt				(368,074)	(253,306)
Total long-term debt				$1,857,899	2,053,776

(*1)	In December 2025, the Company provided property, plant and equipment, (net book value: $2,242,777, secured amount: $3,052,478) as security in relation to this loan. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank (refer to Note 7, 18).

(*2)	In December 2025, the Company was provided guarantees from the representative director (with a guarantee amount of $373,765) in relation to this loan (refer to Note 18).

(*3)	In December 2025, the Company established pledge fire insurance claims (with a pledge amount of $1,789,343).

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

9. Debt (cont.)

(4)	Future principal payments for long-term debt as of December 31, 2025 are as follows:

(in US dollars)	2025
2026	$368,073
2027	525,423
2028	411,318
2029	391,972
2030	320,113
Thereafter	209,074
Total	$2,225,973

10. Convertible Debt

(1)	Details of carrying amounts of the convertible debt as of December 31, 2025 and 2024 are as follows:

(in US dollars) Maturity Date	Interest rate (%)	2025	2024
Sep. 2027 – Jun. 2030	0.25	—	882,236

(2)	Descriptive information of the Convertible debt

In June 2023, the Company issued $696,931 in par value of unsecured convertible debt due 2030.

Upon the issuance of convertible debt, the Company measured the convertible debt using fair value options. The Company’s convertible debt has complex provisions, so the Company believes measuring them at fair value could better explain the characteristics of the financial instrument. The change in fair value of the convertible debt resulted in a loss of $252,390 for the year ended December 31, 2025, which was recognized as loss on valuation of financial instruments in the statements of operations.

The lender has the tag-along right, if the CEO intends to dispose of his holdings.

(3)	Terms of the Convertible debt

The details of the Company’s convertible debt are as follows:

Category	Details
Issuance date	June 21, 2023
Issuance amount	1,000,000,000 KRW (equivalent to $696,913)
Coupon rate	Annual 0.25%
Guaranteed maturity interest rate	Annual 3.00%
Repayment terms	Repayment in 3-year installments after 4-year grace period
Types of securities to be issued upon conversion	Redeemable convertible preferred stocks (RCPS)
Conversion price	600,000 KRW (equivalent to $418)
Conversion ratio	1,666 shares per total face amount, cash repayment for odd lots
Conversion period	From the day following the bond issuance date to the bond maturity date
Adjustment of conversion ratio	Standard anti-dilution provisions. In the case of a listing or a backdoor listing, if the recent conversion price is less than 70% of the offering price or market price, the conversion price will be adjusted to 70% of the offering price or market price.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

10. Convertible Debt (cont.)

(4)	Conversion

On April 14, 2025, Convertible bonds were converted into 1,666 shares of RCPS upon the exercise of conversion rights by Korea SMEs and Startups Agency.

11. Redeemable convertible preferred stock

(1)	Descriptive information of the redeemable convertible preference stock

On April 14, 2025, Convertible bonds were converted into 1,666 shares of RCPS upon the exercise of conversion rights by Korea SMEs and Startups Agency. The redeemable convertible preferred stock is contingently redeemable in cash at the holder’s option. Because the shares are redeemable for cash at the holder’s option and such redemption is outside the Company’s control, the Company has classified the redeemable convertible preferred stock as mezzanine equity.

(2)	Terms of the redeemable convertible preferred stock

The details of the Company’s redeemable convertible preferred stock to be issued due to exercise of conversion rights are as follows:

Category	Details
Voting rights	1 voting right, same as common stock
Duration	From the day following the issuance date until 10 years later
Types of securities to be issued upon conversion	Common stocks
Conversion Ratio	1 preferred share to 1 common share (certain adjustments may apply based on the IPO offering price)
Conversion Period	From the day following the issuance date until 10 years later (Subsequently automatically converted to common stock)
Adjustment of conversion ratio	standard anti-dilution provisions In the case of a listing, if the conversion price of RCPS is less than 70% of the offering price, the conversion ratio will be adjusted to 1/0.7 (about 1.43) shares per RCPS
1,666 shares per total face amount, cash repayment for odd lots
Redemption Guaranteed Yield	3.00%, annual
Redemption Claimable Period	From the day following the issuance date to 10 years after the lapse of 3 years
Dividends	participating cumulative, annual 1%

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

12. Income Taxes

We are subject to income taxation through primarily in Republic of Korea.

(1)	The components of income tax expense were as follows:

(in US dollars)	2025	2024
Current taxes
Korea	$2,032	1,741

Deferred taxes
Korea	—	—
Income tax expense	$2,032	1,741

(2)	The components of loss before income taxes are as follows:

(in US dollars)	2025	2024
Korea	$(1,238,508)	(1,529,035)

(3)	Differences between the provision at the local statutory rate and the provision recorded at the level are as follows:

(in US dollars)	2025	2024
Taxes computed at the local statutory rate	$(136,236)	(151,374)
Differences resulting from:
Other non-deductible expense	(79,130)	5,967
Tax credit	4,407	(9,661)
Change in valuation allowance	212,270	135,178
Provision for uncertain tax position	2,032	1,716
True-up	—	19,890
Other	(1,311)	25
Income tax (benefit) expense	$2,032	1,741
Effective tax rate	—	—

(4)	The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2025	2024
Deferred tax assets:
Accrued vacation	$2,489	2,705
Lease liabilities	7,664	5,856
Accrued payable	3,660	1,188
Prepaids and other current assets	1,588	1,772
Convertible debt	—	19,995
Defined severance benefits	29,605	18,344
Write-downs of Inventories	60,727	80,688
Derivative liabilities	135,681	—
Net operating loss	199,476	43,232
Tax credit carry-forward	28,108	31,700
Valuation allowance	(411,372)	(179,731)
Total	57,644	25,749

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

12. Income Taxes (cont.)

(in US dollars)	2025	2024
Deferred tax liabilities:
Non-trade account receivable	—	(1,861)
Right-of-use assets	(8,658)	(7,454)
Property, plant and equipment	(11,372)	(9,988)
Inventory	(30,281)
Pension plan asset	(7,314)	(6,446)
Total	(57,644)	(25,749)
Net deferred tax assets	$—	—

13. Uncertain Tax Positions

The changes to the Company’s gross unrecognized tax benefits were as follows:

(in US dollars)	2025	2024
Balance as of January 1	$30,378	32,818
Increases in balances related to prior year tax positions(*1)	2,032	2,124
Foreign currency translation adjustment	725	(4,156)
Other	—	(408)
Balance as of December 31	$33,135	30,378

(*1)	Mainly due to the labor costs of the concurrently engaged personnel which were subject to R&D tax credit.

14. Other Operating Income and Expenses

Other operating income includes government grants and other operating expenses include loss on disposal of property, plant and equipment.

15. Stockholder’s (Deficit) Equity

The Company has 1 million shares of authorized stock, and authorizes shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors. The Company has 21,666 shares of authorized stock, consisting of: (i) 20,000 of common stock, par value KRW5,000 per share, and (ii) 1,666 shares of redeemable convertible preferred stock, par value KRW5,000 per share, issuable. (Refer to Note 10)

(1)	Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders.

The holders have no pre-emptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

(2)	Accumulated other comprehensive loss

Accumulated other comprehensive loss is consist of foreign currency translation adjustments and actuarial gain on net liability of defined benefits. In case of the actuarial gain on liability of defined benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

15. Stockholder’s Equity (cont.)

(3)	Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for Appraisal Shares is determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close. As of December 31, 2025, the fair value of the contingent, freestanding financial instrument was immaterial.

16. Defined Severance Benefits

(1)	The following table sets forth the plan’s defined severance benefits as of December 31, 2025, and 2024. They were recorded in the Company’s balance sheets as defined severance benefits and represent the total defined severance benefit obligation less the fair value of plan assets.

(in US dollars)	2025	2024
Current portion of defined severance benefits	$175,909	120,543
Plan assets	(66,725)	(65,325)
Defined severance benefits	93,466	64,972
Funded Status	$202,650	120,190

(2)	The following table summarizes changes in plan’s defined severance benefits obligation including benefit costs and benefits paid during 2025, and 2024:

(in US dollars)	2025	2024
Changes in benefit obligation:
Benefit obligation at beginning of year	$185,515	169,469
Service costs	72,040	96,791
Interest costs	4,272	3,957
Actual benefit paid	(8,975)	(3,021)
Actuarial loss (gain)	12,692	(57,994)
Foreign currency exchange rate changes	3,831	(23,687)
Benefit obligation at end of year	$269,375	185,515

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

16. Defined Severance Benefits (cont.)

(in US dollars)	2025	2024
Changes in plan assets:
Fair value of plan assets at beginning of year	$65,325	37,617
Contribution by the employer	7,031	35,924
Return on plan assets	2,542	1,967
Actual benefit paid	(8,975)	(3,021)
Actuarial gain	(421)	157
Administrative cost	(377)	(183)
Foreign currency exchange rate changes	1,600	(7,136)
Fair value of plan assets at end of year	$66,725	65,325

The estimated total contribution for next fiscal year is $33,333.

(3)	Net periodic benefit costs recognized during 2025, and 2024 were as follows:

(in US dollars)	2025	2024
Service costs	$72,040	96,791
Interest costs	4,272	3,957
Expected return on plan assets	(2,542)	(1,967)
Administrative cost	377	183
Amortization of net actuarial loss	(6,767)	495
Net periodic benefit costs recognized	$67,380	99,459

(4)	The following table summarizes changes in accumulated other comprehensive loss for defined severance benefits during 2025, and 2024:

(in US dollars)	2025	2024
Balance at the beginning of the year	$37,415	(21,231)
Net actuarial (loss) gain, net of tax	(13,113)	58,151
Amortization of accumulated net actuarial (loss) gain	(6,767)	495
Balance at the end of the year	$17,535	37,415

(5)	Weighted-average assumptions used to determine defined severance benefits obligation for 2025, and 2024 were as follows:

	2025	2024
Discount rate applicable to PBOs	3.3%	3.3%
Expected rate of return on plan assets	3.4%	3.0%
Rate of compensation increase	2.4%	2.4%

(6)	The expected maturity analysis of undiscounted defined severance benefits as of December 31, 2025, and 2024 as follows:

(in US dollars)	2025	2024
Less than 1 year	$123,491	120,543
Between 1 – 2 years	7,529	7,349
Between 2 – 5 years	11,324	11,053
Over 5 years	78,296	76,427
Total	$220,640	215,372

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

17. Supplemental Cash Flow Information

(in US dollars)	2025	2024
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$44	526
Cash paid during the period for interest	(105,459)	(115,509)
Income taxes paid	45	18,420

Non-cash investing and financing activities:
Reclassification of long-term borrowings to current liabilities	$246,115	253,306
Finance lease right-of-use assets	26,739	43,832

18. Commitments and Contingencies

(1)	Guarantees

1)	The detail of guarantee provided by third parties as of December 31, 2025 is as follows:

(in US dollars) Provider	Type	Guaranteed Amount	Beneficiary
Seoul Guarantee Insurance	Payment Guarantee	$70,737	KEPCO (Korea Electric Power Corporation)

In addition to the list above, the representative director has provided guarantees (with a guarantee amount of $303,028 and $70,737) for long-term debt and joint guarantee for performance guarantee provided by Seoul Guarantee Insurance to the Company (refer to Note 9, 19).

2)	The main commitments with financial institutions as of December 31, 2025 are as follows:

(in US dollars) Financial Institution	Type	Credit Line	Used Amount
Industrial Bank of Korea(*1)	Facility Funds Loan(*2)	$1,533,208	1,184,752
	Facility Funds Loan(*2)	627,221	627,221
	Operating Funds Loan	243,919	243,919
Shinhan Bank(*1)	Operating Funds Loan	139,383	121,960
Korea SMEs and	Operating Funds Loan	69,691	40,539
Startups Agency	Operating Funds Loan	348,456	251,501
Total		$2,961,878	2,469,892

(*1)	As of December 31, 2025, land, buildings, machinery, and equipment have been provided as security (with a secured amount of $3,052,478) for long-term debt. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank (refer to Note 7, 9).
(*2)	As of December 31, 2025, the Company established pledge fire insurance claims (with a pledge amount of $1,789,343) (refer to Note 9).

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

19. Related Party Transactions

(1)	The Company’s list of Related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	CHANG BAE LEE(CEO)
SU MIN LEE
HEE CHANG KIM
KUM SOON KANG
Other parties	NS WORLD Co., Ltd.(*1)
EMT Asia Co., Ltd.

(*1)	NS WORLD Co., Ltd has been identified as related party since CEO is primary owner with more than 10% of shares for both NS WORLD Co., Ltd and the Company.

(2)	Related party transactions between the Company and its related parties comprise of sales of products and other services, expenses for raw materials and other expenses in the ordinary course of business, which are included in the financial statements.

(in US dollars)	2025	2024
Net Sales	$1,299,951	115,324
Purchase of raw materials	—	44,350
Interest expense	24,050	10,159

(3)	Amounts due from or to related parties, are as follows:

(in US dollars)	2025	2024
Trade accounts receivable	$694,885	295,000
Non-trade account receivable	—	153,000

(4)	Related party transactions between the Company and its officers, employees, and affiliated companies comprise of short-term loan and short-term debt. Amount due from or to its officers, employees, and affiliated companies, are as follows:

(in US dollars)	2025	2024
Beginning Short-term debt balance	$436,055	—
Borrowings	256,641	539,597
Repayments	(126,653)	(69,649)
Gain/Loss on foreign currency translation	(9,517)	33,893

Ending Short-term debt balance	$575,650	436,055

(5)	The Company provides a guarantee for borrowing from a bank and is provided guarantees from its officer for the Company’s borrowings from banks.

(in US dollars)	2025
Guarantee from the management	$373,765

KCM INDUSTRY Co., Ltd.
Notes to the Financial Statements
December 31, 2025, and 2024

20. Subsequent Events

The Company has evaluated subsequent events from the financial statements date through the date the financial statements were available to be issued.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd.

Under the share exchange, all outstanding shares of the Company were transferred to EMT Sub in exchange for equity interests of EMT Sub. Existing shareholders of the Company received shares of EMT Sub at an exchange ratio of 0.13962 shares of EMT Sub for each share of the Company’s common stock. No cash consideration was paid in connection with the share exchange, except for payments related to dissenting shareholders.

Certain shareholders exercised their appraisal rights under the Korean Commercial Law. Shareholders were entitled to exercise such rights from the date of the notice of the shareholders’ meeting on May 16, 2025 through the closing of the shareholders’ meeting on June 2, 2025. As a result, the Company recognized a derivative liability to dissenting shareholders in 2025.

The obligation to settle the appraisal rights remains with the Company; however, the funding required to satisfy such obligation is expected to be provided by Evolution Metals & Technologies Corp.

Upon the closing of the share exchange transaction in January 2026, the Company obtained shares of its parent company, Evolution Metals and Technologies Corp.(“EMAT”), in exchange for its outstanding shares. The Company intends to liquidate such shares and use the proceeds to settle the obligation to dissenting shareholders.

The payment amount was approximately $9.0 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.